Exhibit 99.1

Minerco Resources, Inc., Signs Definitive Agreement to Acquire 6 Mega Watt  Hydro-electric Project in Honduras

Houston, TX   May 27,  2010--Minerco Resources, Inc., (“OTCBB: MINED”), A progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today the company  has entered into a definitive agreement for the acquisition of a Hydro-Electric Project  known as “Chiligatoro Hydro-Electric” in Honduras in Central America.

The Agreement provides for the Company to acquire 100% of the 6 mega-watt Chiligatoro Project, located in the Municipality of Intibuca, in the Department of Intibuca in Honduras, C.A. from ROTA INVERSIONES S.DE R.L., a Corporation formed and operated under the laws of Honduras. ROTA will receive 18 million restricted shares of MINED in three installments while the Company is responsible for outstanding costs to date and ongoing expenses through final design and continued operations of the Project. Minerco will provide funding for the construction and development of the Project, which the company anticipates will begin in latter part of 2010. The Company will retain full control for the life of the Project.

As previously released, The Chiligatoro Project is currently in the Feasibility Stage of development allowing Minerco to participate in the design and construction of the Project. The Feasibility Study has been completed and submitted to the Secretaria de Recursos Naturales y Ambiente (“SERNA”), Honduras’s Natural Resources as well as the Environmental Ministry.  The Feasibility Study was approved by SERNA in January, 2010, and has been submitted for approval by the National Energy Commission of Honduras. The Commission’s approval of the project and ensuing contract is pending. The Environmental Impact Study has also been submitted to SERNA for approval which the company expects to receive in the near future.

"We are excited to enter into this definitive agreement to acquire the Chiligatoro Project in Honduras," said President & CEO V. Scott Vanis of Minerco Resources, Inc. "Honduras represents an excellent environment to develop small to mid-range clean energy projects.” “The project, once approved, will provide Minerco with a substantial, long-term revenue base for years to come.”

Please contact: C. Jones Consulting, Inc. @ cjones@cjonesconsulting.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. C. Jones Consulting, Inc. is being compensated $4000.00/month to handle Investor Relations.